Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release		(212) 930-9400

COMPANY CONTACTS		[NYSE: SFI]

Catherine D. Rice	Andrew C. Richardson	Laca Wong
Chief Financial Officer	Executive Vice President – Capital Markets	Associate – Investor Relations

iStar Financial Announces First Quarter Results

•      New financing activity totals a record $948.8 million.

•      iStar Financial completes new $850 million unsecured revolving credit facility.

•      iStar Financial issues $1.025 billion of senior unsecured notes.

•      Including $127.4 million of previously-announced stock-based compensation, senior notes and preferred stock redemption charges, adjusted earnings per diluted share were ($0.25); net income (loss) per diluted share was ($0.50). Excluding the charges, adjusted earnings and net income per diluted common share would have been a record $0.86 and $0.64, respectively.

NEW YORK – April 22, 2004 – iStar Financial Inc. (NYSE: SFI) reported that adjusted earnings (loss) for the quarter ended March 31, 2004 were ($0.25) per diluted common share, compared to $0.78 per diluted common share for the quarter ended March 31, 2003. Adjusted earnings (loss) allocable to common shareholders for first quarter 2004 were ($26.6) million on a diluted basis, compared to $78.8 million for first quarter 2003. The first quarter 2004 results include $127.4 million of previously-announced stock-based compensation, senior notes and preferred stock redemption charges. For a more detailed explanation of these items and their impact on our first quarter 2004 results, see the Capital Markets and Supplemental Information sections of this earnings release. Excluding the charges, adjusted earnings per diluted common share and aggregate adjusted earnings for the first quarter 2004 would have been $0.86 and $96.8 million, respectively. Adjusted earnings represents net income (loss), computed in accordance with GAAP, adjusted for joint venture income, preferred dividends, depreciation, amortization and gain (loss) from discontinued operations.

Net income (loss) allocable to common shareholders for the first quarter was ($53.8) million, or ($0.50) per diluted common share, compared with $58.2 million, or $0.58 per diluted common share, in the first quarter of 2003. Excluding the first quarter charges, net income allocable to common shareholders and per diluted common share would have been $71.5 million and $0.64, respectively. Please see the financial tables which follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Net investment income for the quarter ended March 31, 2004 increased to a record $93.1 million, up 8.4% from $85.9 million for the first quarter of 2003. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures and unconsolidated subsidiaries, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt, in each case as computed in accordance with GAAP.

For the quarter ended March 31, 2004, excluding the $127.4 million of charges, iStar Financial generated returns on average book assets and average common book equity of 6.2% and 20.0%, respectively, while leverage was 1.7x debt to book equity plus accumulated depreciation and loan loss reserves, all as determined in accordance with GAAP.

iStar Financial announced that during the first quarter, it closed 14 new financing commitments for a total of $948.8 million, of which $710.8 million was funded during the quarter. In addition, the Company funded $16.6 million under 10 pre-existing commitments and received $144.9 million in principal repayments. The Company’s recent transactions continue to reflect its core business strategy of originating custom-tailored financing transactions for leading corporations and private owners of high-quality commercial real estate assets across the United States.

Jay Sugarman, iStar Financial’s chairman and chief executive officer, stated, “This quarter iStar Financial continued to deliver customized capital to high-end owners of commercial real estate throughout the U.S.  Increasingly, sophisticated real estate owners are recognizing the value that iStar Financial brings to them as a flexible, on-balance sheet lender who provides one-call responsiveness to their needs throughout the life of their investment.”

Mr. Sugarman continued, “We are beginning to see some indications of an improving economy and stabilizing real estate fundamentals in many sectors. As a result, the commercial real estate sector is attracting large amounts of capital, and we are seeing signs that some of this capital may be too aggressively pricing risk in certain segments of the market. We have always invested our Company’s capital with a clear view as to where the best opportunities in the market are, and our disciplined underwriting approach has helped us avoid mispricing our capital in overheated markets.  If capital remains plentiful and risk/return becomes unattractive, investors may see us pull back from certain markets until risk becomes more appropriately priced.”

-more-

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003

Net investment income (1)	$93,116	$85,902
Other income	11,941	4,329
Non-interest expense	(139,943)	(23,283)
Net income (loss) before minority interest	$(34,886)	$66,948

Minority interest in consolidated entities	(133)	(39)
Income (loss) from discontinued operations	(233)	780
Gain from discontinued operations	136	264
Preferred dividend requirements (2)	(19,600)	(9,227)
Net income (loss) allocable to common shareholders and HPU holders (3)	$(54,716)	$58,726

(1)   Net investment income for the three months ended March 31, 2004 includes an $11.5 million charge relating to redemption of $110 million of the Company’s 8.75% Senior Notes due 2008.

(2)   Preferred dividend requirements for the three months ended March 31, 2004 includes $9.0 million related to redemption of the Company’s 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock.

(3)   HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of March 31, 2004	As of December 31, 2003
	(unaudited)

Loans and other lending investments, net	$3,985,022	$3,702,674
Corporate tenant lease assets, net	2,864,255	2,535,885
Total assets	7,304,847	6,660,590
Debt obligations	4,630,443	4,113,732
Total liabilities	4,808,163	4,240,256
Total shareholders’ equity	2,484,201	2,415,228

Transaction Volume

In the first quarter of 2004, iStar Financial generated $948.8 million in new financing commitments in 14 separate transactions. The Company also funded an additional $16.6 million under 10 pre-existing financing commitments and received $144.9 million in loan repayments. Of the Company’s first quarter financing commitments, 57.9% represented first mortgage and first mortgage participation transactions, and 31.9% represented long-term corporate tenant lease transactions.

During the quarter, the weighted average first dollar and last dollar loan-to-value ratio on new loan commitments was 10.1% and 68.7%, respectively. This ratio represents the average beginning and ending points for the Company’s lending exposure in the aggregate capitalization of the underlying properties or companies it finances.

Mr. Sugarman commented, “This quarter’s commitments demonstrate the market-leading position of our franchise in the high-end commercial real estate financing market.  With a record $948.8 million of commitments in 14 separate transactions, our balance sheet is now in excess of $7 billion and we continue to increase diversification and build stability into our asset base. Cumulative repeat customer transactions now represent over 55% of our over $10 billion of financing commitments since we began the business 11 years ago.”

Capital Markets

During the first quarter, iStar Financial issued $850.0 million of fixed rate and $175.0 million of floating rate senior unsecured notes with maturity dates ranging from 2007 to 2014.  The fixed rate notes were issued at spreads to the applicable reference U.S. Treasury rates ranging from 170 to 195 basis points, resulting in yields of 4.90% to 5.75%.  The floating rate notes were issued at an interest rate of three-month LIBOR plus 1.25%.  The proceeds from these transactions were used to repay secured indebtedness and to fund new investment activity. On March 29, 2004, the Company redeemed $110.0 million of its 8.75% Senior Notes due 2008.

On February 23, 2004, iStar Financial redeemed all of the 2.0 million outstanding shares of its 9.375% Series B Perpetual Preferred Stock having an aggregate liquidation preference of $50.0 million, and all of the 1.3 million outstanding shares of its 9.20% Series C Perpetual Preferred Stock having an aggregate liquidation preference of $32.5 million. On March 1, 2004, the Company issued 5.0 million shares of 7.50% Series I Cumulative Redeemable Preferred Stock having an aggregate liquidation preference of $125.0 million.

Catherine D. Rice, iStar Financial’s chief financial officer, stated, “This quarter we continued to make substantial progress in reducing our cost of capital by raising over $1.1 billion in the corporate bond and preferred stock markets and redeeming expensive debt and preferred equity capital. We are pleased to have introduced several new investors to our credit. We also continued to transition our debt from primarily secured to unsecured and increased our unencumbered assets to over $3.5 billion.”

On April 19, 2004, the Company completed a new $850.0 million unsecured revolving credit facility joint lead-arranged by J.P. Morgan and Bank of America. The new facility has a three-year initial term with a one-year extension at the Company’s option and has typical corporate covenants, including total liabilities-to-tangible net worth not to exceed 3.0x. The facility bears interest, based upon the Company’s current credit ratings, at a rate of LIBOR plus 1.00% and has a 25 basis point annual facility fee. This new credit facility replaces the existing $300.0 million unsecured credit facility maturing July 2004.

Ms. Rice commented, “We are pleased to have completed this new unsecured credit facility with the support of 19 leading banks and financial institutions, of which 14 are new to our unsecured credit.  We intend to use this facility as our primary source of working capital and to fund new investment activity going forward.  In addition to bearing a more attractive interest rate than our secured credit facilities, this facility will enable the Company to more efficiently fund, on an unsecured basis, our new investment volume. This new facility will also allow us to protect proprietary information about our investments that we formerly had to share with our secured lenders, with whom we compete in certain business lines.”

Ms. Rice continued, “Over time, we intend to reduce capacity on our secured credit facilities, yet maintain a prudent level of availability in the event there are disruptions in the unsecured corporate credit markets. Last month we reduced the capacity under one of our secured credit facilities from $700 million to $250 million, and extended the final maturity date under this facility to March 2005.” At March 31, 2004, iStar Financial had $530.9 million outstanding under its five primary credit facilities, which totaled $2.3 billion in committed capacity at that date.

First quarter 2004 results include stock-based compensation charges aggregating $106.9 million, an $11.5 million charge for partial redemption of the Company’s 8.75% Senior Notes due 2008, and $9.0 million for redemption of the Company’s Series B and Series C Cumulative Redeemable Preferred Stock.  These charges, totaling $127.4 million, reduced first quarter 2004 diluted adjusted and GAAP earnings per share by approximately $1.11 and $1.14, respectively.

Based on the Company’s 175.8% return between January 1, 2001 and March 30, 2004, as previously described in our third and fourth quarter 2003 earnings releases, our CEO fully vested in the 2.0 million common shares available to be earned by him under the Company’s long-term incentive plan. As a result, on March 30, 2004, the Company recorded in “General and Administrative - Stock-based Compensation Expense” an $86.0 million charge. Also, during the first quarter 2004, our CEO entered into a new three-year employment agreement under which he was awarded 236,167 shares of the Company’s common stock that are fully vested but are restricted from sale for five years unless performance thresholds in the Company’s common stock price are met. In connection with this award, the Company recorded a $10.1 million charge in “General and Administrative – Stock-based Compensation Expense.”

Based on the Company’s 56.1% return between November 5, 2002 and January 31, 2004, the Company’s CFO vested in the 100,000 restricted performance shares awarded to her under the Company’s long-term incentive plan. In addition, on March 31, 2004, 155,000 common shares were issued to the principals of the former ACRE Partners, a company we acquired in 2000. The aggregate first quarter 2004 charge relating to CFO and ACRE shares was $10.8 million.

On February 23, 2004, the Company redeemed all of its outstanding 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock. iStar Financial assumed these securities as part of its acquisition of TriNet Corporate Realty Trust in 1999. GAAP required that the Series B and Series C Preferred Stock be marked to their fair market values at the time of acquisition in 1999, which resulted in iStar Financial recording a $9.0 million discount to their $82.5 million face, even though the original issuer actually received $82.5 million in cash proceeds when the securities were issued. Upon redemption of the Series B and Series C Preferred Stock, iStar Financial recognized the discount as additional preferred dividends, thereby reducing adjusted and GAAP earnings allocable to common shareholders and HPU holders by $9.0 million.

On March 29, 2004, iStar Financial redeemed $110.0 million of its 8.75% Senior Notes due 2008 at a price of 108.75% of par. In connection with this redemption, the Company recognized a charge to adjusted and GAAP earnings of $9.6 million and $11.5 million, respectively.

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. Before giving effect to the $127.4 million of compensation, senior notes and preferred stock redemption charges recognized in the first quarter, the Company reiterates its previously-communicated diluted adjusted and earnings per share guidance for fiscal year 2004 of $3.40-$3.48 and $2.43-$2.53, respectively. iStar Financial also expects diluted adjusted and GAAP earnings per share for second quarter 2004 of $0.85-$0.87 and $0.62-$0.65, respectively. After giving effect to the first quarter $127.4 million compensation, senior notes and preferred stock redemption charges, iStar Financial expects diluted adjusted and GAAP earnings per share of $2.30-$2.38 and $1.32-$1.42 for full year 2004, respectively. iStar Financial currently expects 2004 net asset growth of $1.4 – $1.6 billion.

Ms. Rice commented, “iStar Financial has a long-standing policy that requires us to match fund our assets so that a 100 basis point change in interest rates does not impact adjusted earnings by more than 2.5%.  This means that we seek to match fixed rate assets with fixed rate debt, and floating rate assets with floating rate debt. As of March 31, 2004, a 100 basis point increase in interest rates would decrease our adjusted earnings by just 1.4%. We continue to fund ourselves so that the maturity of our liabilities closely matches the maturities of our assets. The weighted average maturity of our assets and liabilities was 6.8 years and 5.6 years, respectively, at March 31, 2004.”

Ms. Rice continued, “Our continuing objective is to deliver stable earnings and excess returns to our shareholders and to insulate our earnings as much as possible from changes in short- and long-term interest rates. We believe that the importance we place on minimizing the impact of interest rates on our earnings distinguishes us from many other dedicated commercial finance lenders. Consequently, we benefited very little as interest rates fell over the past several years. Through our history, the Company’s net interest margins have remained very stable through both high and low interest rate environments. We also believe that our strong underwriting and risk management track record and our large equity capital base enables us to access multiple sources of debt capital.”

As of March 31, 2004, the Company’s loan portfolio consisted of 65% floating rate and 35% fixed rate loans. Approximately 57% of the Company’s floating rate loans have LIBOR floors with a weighted average LIBOR floor of 1.94%. The weighted average GAAP LIBOR margin, inclusive of LIBOR floors, was 5.42%. The weighted average GAAP yield of the Company’s fixed rate loans was 11.65%.

Risk Management

At March 31, 2004, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 88.1% of the Company’s asset base. The weighted average loan-to-value ratio for all structured finance assets (senior and junior loans) was 67.0%. As of March 31, 2004 the weighted average debt service coverage for all structured finance assets, based on trailing 12-month cash flow through December 31, 2003, was 2.2x.

At quarter end, the Company’s corporate tenant lease assets were 94.1% leased with a weighted average remaining lease term of 11.0 years. Corporate tenant lease expirations for the remainder of 2004 represent 1.7% of annualized total revenue for first quarter 2004. At quarter end, 78.0% of the Company’s corporate lease customers were public companies (or subsidiaries of public companies).

At March 31, 2004, the weighted average risk ratings of the Company’s structured finance assets was 2.62 for risk of principal loss, compared to last quarter’s rating of 2.67, and 3.16 for performance compared to original underwriting, compared to last quarter’s rating of 3.15. The weighted average risk rating for corporate tenant lease assets was 2.52 at the end of the first quarter, an improvement from the prior quarter’s rating of 2.62.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 6.58% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 9.39% of the gross book value of the Company’s corporate tenant lease assets at quarter end. At March 31, 2004, the Company’s non-accrual assets represented 0.55% of total assets, compared to 0.61% at December 31, 2003. At March 31, 2004, watch list assets represented 1.59% of total assets, compared to 1.55% at December 31, 2003.

Timothy J. O’Connor, iStar Financial’s chief operating officer, stated, “This quarter we saw improvement in the credit quality of our asset base, and real estate conditions continue to stabilize and even improve in some markets.  As the economy continues to show signs of strength, we are seeing improving leasing prospects and activity in most markets.”

Mr. O’Connor continued, “As the markets continue to aggressively price commercial real estate assets, we may opportunistically sell some of our non-strategic corporate tenant lease assets and redeploythe capital into more attractive investment opportunities.”

Other Developments

On February 11, 2004, iStar Financial announced that its Board of Directors had declared, effective April 1, 2004, a regular quarterly cash dividend of $0.6975 per common share for the quarter ended March 31, 2004.  The first quarter 2004 dividend is payable on April 29, 2004 to holders of record on April 15, 2004.

The Company will host its annual meeting of shareholders at the Sofitel Hotel, located at 45 West 44th Street, New York, New York, 10036 on Tuesday, May 25, 2004 at 9:00 a.m. local time.  All shareholders are cordially invited to attend.

*	*	*

iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, April 22, 2004. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “investor relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Financial Tables to Follow

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue:
Interest income	$83,057	$73,427
Operating lease income	74,428	64,164
Other income	11,941	4,329
Total revenue	169,426	141,920

Costs and expenses:
Interest expense	52,566	47,980
Operating costs - corporate tenant lease assets	5,879	3,651
Depreciation and amortization	16,043	13,029
General and administrative	13,359	7,681
General and administrative - stock-based compensation expense	107,541	823
Provision for loan losses	3,000	1,750
Loss on early extinguishment of debt	12,172	—
Total costs and expenses	210,560	74,914

Net income (loss) before other items	(41,134)	67,006
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries	6,248	(58)
Minority interest in consolidated entities	(133)	(39)
Income (loss) from discontinued operations	(233)	780
Gain from discontinued operations	136	264
Net income (loss)	(35,116)	67,953

Preferred dividends	(19,600)	(9,227)

Net income (loss) allocable to common shareholders and HPU holders	$(54,716)	$58,726

Net income (loss) per common share: (1)
Basic	$(0.50)	$0.59
Diluted (2)	$(0.50)	$0.58

Weighted average common shares outstanding:
Basic	107,468	98,472
Diluted	107,468	101,285

(1)   For the three months ended March 31, 2004, net loss per common share excludes $905 of net loss allocable to HPU holders. For the three months ended March 31, 2003, net income per basic and diluted common share excludes $485 and $472 of net income allocable to HPU holders, respectively.

(2)   For the three months ended March 31, 2003, net income used to calculate diluted earnings per common share includes joint venture income of $39.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income (Loss)

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2004	2003

ADJUSTED EARNINGS: (1)
Net income (loss) (2)	$(35,116)	$67,953
Add: Joint venture income	—	249
Add: Depreciation	15,938	13,272
Add: Joint venture depreciation and amortization	1,532	1,012
Add: Amortization	10,312	6,451
Less: Preferred dividends (3)	(19,600)	(9,227)
Less: Gain from discontinued operations	(136)	(264)
Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$(27,070)	$79,197
Diluted	$(27,070)	$79,446

Adjusted earnings per common share:(4)
Basic	$(0.25)	$0.80
Diluted	$(0.25)	$0.78

Weighted average common shares outstanding:
Basic	107,468	98,472
Diluted	107,468	101,582

Common shares outstanding at end of period:
Basic	109,372	99,074
Diluted	112,083	102,185

(1)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)   Includes the Q1’04 CEO, CFO and ACRE Partners compensation charges of $106.9 million and the 8.75% Senior Notes due 2008 redemption charge of  $11.5 million.

(3)   For the three months ended March 31, 2004, includes $9.0 million relating to redemption of the 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock.

(4)   For the three months ended March 31, 2004, adjusted earnings per common share exclude $447 of net loss allocable to HPU holders. For the three months ended March 31, 2003, net income per basic and diluted common share excludes $653 and $636 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of March 31, 2004	As of December 31, 2003
	(unaudited)

ASSETS

Loans and other lending investments, net	$3,985,022	$3,702,674
Corporate tenant lease assets, net	2,864,255	2,535,885
Investments in and advances to joint ventures and unconsolidated subsidiaries	19,305	25,019
Assets held for sale	24,800	24,800
Cash and cash equivalents	87,632	80,090
Restricted cash	68,034	57,665
Accrued interest and operating lease income receivable	25,699	26,076
Deferred operating lease income receivable	57,083	51,447
Deferred expenses and other assets	173,017	156,934
Total assets	$7,304,847	$6,660,590

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$177,720	$126,524

Debt obligations:
Unsecured senior notes	2,056,873	1,137,769
Unsecured revolving credit facilities	—	130,000
Secured revolving credit facilities	530,857	696,591
Secured term loans	805,906	808,000
iStar Asset Receivables secured notes	1,236,807	1,307,224
Other debt obligations	—	34,148
Total liabilities	$4,808,163	$4,240,256

Minority interest in consolidated entities	12,483	5,106
Shareholders’ equity	2,484,201	2,415,228
Total liabilities and shareholders’ equity	$7,304,847	$6,660,590

iStar Financial Inc.

Supplemental Information

Effect of CEO/CFO/ACRE Compensation, Senior Notes and Preferred Stock Redemption Charges

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2004
	Before Giving Effect to Charges	CEO, CFO & ACRE Compensation, Senior Notes and Preferred Stock Redemption Charges	Actual
Total Revenue	$169,426		$169,426

Costs and Expenses:
Interest expense	52,566		52,566
Operating costs-corporate tenant lease assets	5,879		5,879
Depreciation and amortization	16,043		16,043
General and administrative	13,359		13,359
General and administrative - stock-based compensation expense	665	$(106,876)	107,541
Provision for loan losses	3,000		3,000
Loss on early extinguishment of debt	715	(11,457)	12,172
Total costs and expenses	92,227	(118,333)	210,560

Net income (loss) before other items	77,199	(118,333)	(41,134)
Impact of equity in earnings from joint ventures, minority interest and discontinued operations	6,018		6,018
Net income (loss)	83,217	(118,333)	(35,116)
Preferred dividends	(10,559)	(9,041)	(19,600)
Net income (loss) allocable to common shareholders and HPU holders	72,658	(127,374)	(54,716)

Net income (loss) per diluted common share (1)	$0.64	$(1.14)	$(0.50)

Add: Adjustments to reconcile Adjusted Earnings to Net Income (2)	25,814	1,832	27,646
Adjusted Earnings allocable to common shareholders and HPU holders	98,472	(125,542)	(27,070)

Adjusted earnings per diluted common share (3)	$0.86	$(1.11)	$(0.25)

Diluted weighted average common shares outstanding	112,515		107,468

(1)   For the three months ended March 31, 2004, net income (loss) per diluted common share before and after charges excludes $1,149 of net income and $905 of net loss allocable to HPU holders, respectively.

(2)   For a detailed listing of items, see reconciliation of Adjusted Earnings to GAAP Net Income.

(3)   For the three months ended March 31, 2004, adjusted earnings per diluted common share before and after charges excludes $1,557 of adjusted earnings and $447 of loss allocable to HPU holders, respectively.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

Three Months Ended March 31, 2004

Reconciliation of Adjusted Earnings - Before Charges

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$(27,070)
Add: CEO, CFO and ACRE compensation charges	106,876
Add: 8.75% Senior Notes redemption charge	9,625
Adjusted basic earnings allocable to common shareholders and HPU holders before compensation and 8.75% Senior Notes redemption charges (1)	$89,431

Return on Average Book Assets

Adjusted basic earnings allocable to common shareholders and HPU holders before compensation and 8.75% Senior Notes redemption charges (1)	$89,431
Add: Preferred dividends	19,600
Adjusted basic earnings allocable to common shareholders and HPU holders before compensation and 8.75% Senior Notes redemption charges and preferred dividends (1)	$109,031
Adjusted basic earnings allocable to common shareholders and HPU holders before compensation and 8.75% Senior Notes redemption charges and preferred dividends (1) - Annualized (A)	$436,124

Average total book assets (B)	$6,982,719

Return on average book assets (A) / (B)	6.2%

Return on Average Common Book Equity

Adjusted basic earnings allocable to common shareholders and HPU holders before compensation and 8.75% Senior Notes redemption charges (1)	$89,431
Add: Preferred stock redemption charge	9,041
Adjusted basic earnings allocable to common shareholders and HPU holders before compensation charges (1)	$98,472
Adjusted basic earnings allocable to common shareholders and HPU holders before compensation charges (1) - Annualized (C)	$393,888

Average total book equity	$2,449,715
Less: Average book value of preferred equity	(482,513)
Average common book equity (D)	$1,967,202

Return on average common book equity (C) / (D)	20.0%

(1)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

	Three Months Ended March 31, 2004
Efficiency Ratio
General and administrative expenses	$13,359
Plus: General and administrative - stock-based compensation (1)	665
Total corporate overhead (E)	$14,024

Total revenue (F)	$169,426

Efficiency ratio (E) / (F)	8.3%

CREDIT STATISTICS

Book Debt (A)	$4,630,443
Book Equity	$2,484,201
Plus: Accumulated Depreciation and Loan Loss Reserves	234,420
Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (B)	$2,718,621

Book Debt / Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (A) / (B)	1.7	x

Ratio of earnings to fixed charges (2)	0.22	x

Ratio of earnings to fixed charges and preferred stock dividends (2)	0.16	x

Interest Coverage
EBITDA before compensation and 8.75% Senior Notes redemption charges (3) (C)	$152,056

GAAP interest expense (D)	$52,566

EBITDA before compensation and 8.75% Senior Notes redemption charges (3) / GAAP interest expense (C) / (D)	2.9	x

(1)   Excludes CEO, CFO and ACRE Partners compensation charges of $106.9 million.

(2)   These ratios give effect to the Q1’04 CEO, CFO and ACRE Partners compensation charges of $106.9 million, the 8.75% Senior Notes due 2008 redemption charge of $11.5 million and the preferred stock redemption charge of $9.0 million. Excluding these charges, the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends would have been 2.5x and 1.6x, respectively.

(3)   EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

	Three Months Ended March 31, 2004
Fixed Charge Coverage
EBITDA before compensation and 8.75% Senior Notes redemption charges (1) (C)	$152,056

GAAP interest expense	$52,566
Plus: Preferred dividends before preferred stock redemption charge (2)	10,559
Total GAAP interest expense and preferred dividends before preferred stock redemption charge (E)	$63,125
EBITDA before compensation and 8.75% Senior Notes redemption charges (1) / GAAP interest expense and preferred dividends before preferred stock redemption charge (C) / (E)	2.4	x

Unencumbered assets	$3,588,944

RECONCILIATION OF NET LOSS TO EBITDA AND NET LOSS TO EBITDA BEFORE COMPENSATION AND SENIOR NOTE REDEMPTION CHARGES

Net loss		$(35,116)
Add: Interest expense	52,566
Add: Depreciation and amortization	16,043
Add: Minority interest in consolidated entities	133
Less: Loss from discontinued operations	233
Less: Gain from discontinued operations	(136)
EBITDA (1)	$33,723

Add: Compensation charges	106,876
Add: 8.75% Senior Notes redemption charge	11,457
EBITDA before compensation and 8.75% Senior Notes redemption charges (1)	$152,056

(1)   EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations.  EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

(2)   Excludes $9.0 million relating to redemption of Series B and C Cumulative Redeemable Preferred Stock.

FINANCING VOLUME SUMMARY STATISTICS

Three Months Ended March 31, 2004

	LOAN ORIGINATIONS
	Fixed Rate	Floating Rate	Total/ Weighted Average	CORPORATE LEASING
Amount funded	$24,000	$384,355	$408,355	$302,479
Weighted average GAAP yield	11.00%	5.92%	6.22%	10.92%
Weighted average all-in spread/margin (basis points) (1)	+ 948	+ 380	—	+ 646
Weighted average first $ loan-to-value ratio	53.5%	3.1%	6.1%	—
Weighted average last $ loan-to-value ratio	74.3%	67.8%	68.2%	—

UNFUNDED COMMITMENTS
Number of loans with unfunded commitments				22
Discretionary commitments				$15,061
Non-discretionary commitments				313,823
Total unfunded commitments				$328,884
Estimated weighted average funding period			Approximately 1.6 years

(1)   Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	Three Months Ended		Year Ended
	March 31, 2004		December 31, 2003
	$	%	$	%
Carrying value of loans past due 60 days or more /
As a percentage of loans and other lending investments	$27,526	0.68%	$27,480	0.74%

Reserve for loan losses /
As a percentage of loans and other lending investments	$36,436	0.91%	$33,436	0.89%
As a percentage of past due 60 days or more		132%		122%

RECONCILIATION OF DILUTED ADJUSTED EPS
GUIDANCE TO GAAP DILUTED EPS GUIDANCE (1)

Three Months Ended June 30, 2004
GAAP earnings per diluted common share guidance	$0.62-$0.65
Add: Depreciation and amortization per diluted common share	$0.20-$0.25
Adjusted earnings per diluted common share guidance	$0.85-$0.87

Year Ended December 31, 2004	Before Compensation, Preferred Stock and Senior Note Redemption Charges	After Compensation, Preferred Stock and Senior Note Redemption Charges
Earnings per diluted common share guidance	$2.43-$2.53	$1.32-$1.42
Add: Depreciation and amortization per diluted common share	$0.87-$1.05	$0.88-$1.06
Adjusted earnings per diluted common share guidance	$3.40-$3.48	$2.30-$2.38

(1)   Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

PORTFOLIO STATISTICS AS OF MARCH 31, 2004 (1)

Security Type	$	%
Corporate Tenant Leases	$3,141	43.9%
First Mortgages (2)	2,929	40.9
Corporate/Partnership Loans/Other	920	12.9
Second Mortgages	172	2.3
Total	$7,162	100.0%

Collateral Type	$	%
Office (CTL)	$1,855	26.0%
Office (Lending)	1,212	16.9
Industrial/R&D	1,052	14.6
Hotel (Lending)	794	11.1
Entertainment/Leisure	703	9.8
Mixed Use/Mixed Collateral	512	7.1
Apartment/Residential	431	6.0
Hotel (Investment-Grade CTL)	270	3.8
Retail	130	1.8
Other	129	1.8
Conference Center	74	1.1
Total	$7,162	100.0%

Product Line	$	%
Corporate Tenant Leasing	$3,141	43.9%
Structured Finance	1,889	26.4
Portfolio Finance	1,012	14.1
Corporate Finance	656	9.2
Loan Acquisition	464	6.4
Total	$7,162	100.0%

Collateral Location	$	%
West	$1,859	26.0%
Northeast	1,730	24.1
Southeast	892	12.5
South	695	9.7
Mid-Atlantic	646	9.0
Central	625	8.7
NorthCentral	276	3.9
Northwest	228	3.2
Southwest	109	1.5
Various	102	1.4
Total	$7,162	100.0%

(1)   Figures presented prior to loan loss reserves, accumulated depreciation and impact of Statement of Financial Accounting Standards No.141 (“SFAS No.141”) “Business Combinations”.

(2)   Includes junior participation interests in first mortgages.

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